Exhibit 21



                              List of Subsidiaries




                     1.  Ranger Industries, New York, Inc. (New York)
                     2.  Ranger Industries, Delaware, Inc. (Delaware)
                     3.  Coleco Europe, Inc. (Connecticut)
                     4.  Scrabble Crossword Gameplayers, Inc. (New York)


                     Each of the Registrant's subsidiaries is inactive.



810748.5